Exhibit 99.1

PRESS RELEASE

RigNet Names Brad Eastman as SVP and General Counsel

HOUSTON – October 30, 2017 (GLOBE NEWSWIRE) – RigNet, Inc. (NASDAQ:RNET) announced today that Brad Eastman will join the executive management team as Senior Vice President and General Counsel, effective immediately and will report to RigNet’s CEO and President, Steven Pickett. Mr. Eastman succeeds William D. Sutton, who, as previously announced, retired June 23, 2017, after more than nine years of service with RigNet.

“We seek the best to represent RigNet,” said Steven Pickett, RigNet’s CEO & President. “I am pleased to have Brad lead our legal function and join the executive management team, as we continue to grow and expand our capabilities to support clients in a changing business environment.”

Mr. Eastman brings more than 25 years of legal experience focused on providing corporate, securities and general legal advice to public companies with operations across the globe. Most recently, Mr. Eastman served as General Counsel of the Cameron Group of Schlumberger Limited following Schlumberger’s acquisition of Cameron International in 2016. Prior to the acquisition, Mr. Eastman acted as Vice President and Deputy General Counsel of Cameron International. Before his role at Cameron, Mr. Eastman held the positions of Vice President, General Counsel and Corporate Secretary of Input/Output, Inc. and Vice President, Secretary and General Counsel of Quanta Services in Houston, Texas. Mr. Eastman began his legal career as a law clerk for the Western District of Texas before joining the law firm of Sullivan & Cromwell in New York City as an associate in the firm’s corporate group and later joined the law firm of Brobeck, Phelger & Harrison in Austin, Texas.

Mr. Eastman received his J.D. from Harvard University, cum laude and B.A. from University of Texas, Liberal Arts Honors Program (Plan II), where he was a member of the Phi Beta Kappa Honor Society.

About RigNet

RigNet (NASDAQ:RNET) is a global technology company that provides customized communications services, applications and cybersecurity solutions enhancing customer decision making and business performance. RigNet is headquartered in Houston, Texas with operations around the world.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Media / Investor Relations Contact:

Charles E. Schneider

Senior Vice President and Chief Financial Officer

RigNet, Inc.

Tel: +1 (281) 674-0699

15115 Park Row Drive, Suite 300 | Houston, TX | 281.674.0100 | www.rig.net